Exhibit 99.1
PRESS RELEASE

Contact:	Mark E. Hood
SVP, Chief Financial Officer (314-633-7255)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 2.8%
For the Four Weeks Ended April 25, 2006
St. Louis, MO, May 3, 2006 – Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 2.8% for the four weeks ended April 25, 2006. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows:

	For the 4 weeks ended	Year-to-date through
	April 25, 2006	April 25, 2006
Company-owned	3.1%	7.4%
Franchise-operated	2.7%	7.5%
Total System	2.8%	7.5%
Company-owned comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation and company owned for at least 18 months. Franchise-operated comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation for at least 18 months. Both company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations.
In 2006, Easter Sunday was on April 16, which occurred during the four week period ended April 25, 2006. In 2005, Easter Sunday was on March 27, which occurred in our first quarter of 2005 (the four week period ended March 29, 2005). This shift in Easter timing negatively impacted comparable bakery-cafe sales for the four week period ending April 25, 2006 by approximately 1.5% to 2% based on past holiday results, as normal bakery-cafe operating hours are reduced on Easter.
Also, the Company will hold an Analysts’ Day on May 5, 2006. This event will provide invited analysts and institutional investors an opportunity to meet with senior management and discuss medium term and long range strategic plans for Panera. Interested parties may access a live webcast of the event and the presentation slides on the Internet at http://www.panerabread.com/about_investor.aspx. A replay of the webcast and copies of the presentation slides will be available at the same web address for one year.
Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.